As filed with the Securities and Exchange Commission on September 23, 1998

                                                   Registration No. 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                               -------------------

                  The Profit Recovery Group International, Inc.
               (Exact name of issuer as specified in its charter)


               Georgia                            58-2213805
     (State or other jurisdiction              (I.R.S. Employer
      of incorporation or organization)         Identification No.)

               2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339-8426 (Address of principal executive offices, including zip code)

     The Profit Recovery Group International, Inc. 1996 Stock Incentive Plan
                         (f/k/a 1996 Stock Option Plan)
                            (Full title of the plan)
                               -------------------

       Clinton McKellar, Jr., Esq.                          Copy to:
The Profit Recovery Group International, Inc.
      2300 Windy Ridge Parkway                        B. Joseph Alley, Jr., Esq.
          Suite 100 North                           Arnall Golden & Gregory, LLP
     Atlanta, Georgia  30339-8426                     2800 One Atlantic Center
(Name and address of agent for service)              1201 West Peachtree Street
       (770) 779-3051                               Atlanta, Georgia 30309-3450
(Telephone number, including area code, of              (404) 873-8688
      agent for service)

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
                                                Proposed Maximum           Proposed Maximum
Title of Securities to be   Amount to be        Offering Price Per Share   Aggregate Offering Price   Amount of
Registered                  Registered          (1)                        (1)                        Registration Fee (1)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par            1,000,000               $27.6875                 $27,687,500                $8,168.00
value per share
==============================================================================================================================





(1) The offering price for such shares is estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee and is based upon the average of the high and low prices of the Registrant's Common Stock on September 21, 1998 as quoted on The Nasdaq Stock Market.


545925.3

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Documents by Reference

         The following documents heretofore filed by The Profit Recovery Group International, Inc. (the "Company" or the "Registrant") with the Securities and Exchange Commission (the "Commission") hereby are incorporated herein by reference as of their respective dates:

    (1) The Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997;

    (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

    (3)      The Company's Current Reports on Form 8-K filed on August 12, 1998.

    (4) The description of the Company's Common Stock as contained in the Company's Registration Statement on Form 8-A (Registration No. 0-28000) as declared effective by the Commission on March 26, 1996.

         In addition, all reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 5.  Interest of Named Experts and Counsel

         Certain legal matters in connection with the Common Stock covered by this Prospectus are being passed upon by Arnall Golden & Gregory, LLP. Jonathan Golden, the sole stockholder of Jonathan Golden P.C. (a partner of Arnall Golden & Gregory, LLP), is a director of the registrant, and beneficially owns 882,928 shares of Company Common Stock. As of the date hereof, attorneys with Arnall
Golden & Gregory, LLP beneficially own an aggregate of approximately 900,000 shares of the registrant's Common Stock.

Item 6.  Indemnification of Directors and Officers

         Article 8 of the Company's Articles of Incorporation and Article VII of the Company's Bylaws set forth the extent to which the Company's directors and officers may be indemnified against liabilities they may incur while serving in such capacities. Such indemnification will be provided to the fullest extent allowed by the Georgia Business Corporation Code, as amended from time to time. Under these indemnification provisions, the Company is required to indemnify any of its directors and officers against any reasonable expenses (including attorneys' fees) incurred by such party in the defense of any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was made a party, or in defense to any claim, issue or matter therein, by reason of the fact that such person is or was a director or officer of the Company or who, while a director or officer of the Company, is or was serving at the Company's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the extent that such director or officer has been successful, on the merits or otherwise, in such defense. The Company also is required to indemnify any of its directors or officers against any liability incurred in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the name of the Company, in which event, additional determinations must be made before indemnification is provided) by reason of the fact that he or she is or was a director or officer of the Company who, while a director or officer of the Company, is or was serving at the Company's request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, if such director or officer acted in a manner he or she believed in good faith to be in, or not opposed to, the best interests of the Company, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Company may also provide advances of expenses incurred by a director or officer in defending such action, suit or proceeding upon receipt of a written affirmation of such officer or director that he or she has met certain standards of conduct and an undertaking by or on behalf of such officer or director to repay such advances unless it is ultimately determined that he or she is entitled to indemnification by the Company.

         The Company's Articles of Incorporation contain a provision which eliminates, to the fullest extent permitted by law, director liability for monetary damages for breaches of the fiduciary duty of care or any other duty as a director.

         Pursuant to Sections 14-2-851 through 14-2-857 of the Georgia Business Corporation Code, as amended, the directors, officers, employees and agents of the Company may, and in some cases must, be indemnified by the Company under certain circumstances against expenses and liabilities incurred by or imposed upon them as a result of actions, suits or proceedings brought against them as directors, officers, employees and agents of the Company (including actions, suits or proceedings brought against them for violations of the federal securities laws).

         The Company has entered into Indemnification Agreements with each of its directors and certain executive officers ("Indemnitees"). Pursuant to such agreements, the Company shall indemnify each Indemnitee whenever he or she is or was a party or is threatened to be made a party to any proceeding, including without limitation any such proceeding brought by or in the right of the Company, because he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or because of anything done or not done by the Indemnitee in such capacity, against expenses and liabilities (including the costs of any investigation, defense, settlement or appeal) actually and reasonably incurred by the Indemnitee or on his or her behalf in connection with such proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that an Indemnitee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. If in the judgment of the Board of Directors of the Company an Indemnitee is reasonably likely to be entitled to indemnification pursuant to the Agreement, all reasonable expenses incurred by or on behalf of such Indemnitee shall be advanced from time to time by the Company to the Indemnitee within thirty (30) days after the Company's receipt of a written request for an advance of expenses by such Indemnitee, whether prior to or after final disposition of a proceeding.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions of the Georgia Business Corporation Code and the Company's Articles and Bylaws, the Company has been informed that indemnification is considered by the Securities and Exchange Commission to be against public policy and therefore unenforceable.

         The Registrant currently maintains an insurance policy which insures the directors and officers of the Registrant against certain liabilities, including certain liabilities under the 1933 Act.

         Pursuant to the Registration Rights Agreement dated April 29, 1995 between predecessors of the Company, Third Berkshire Fund III, A Limited Partnership, Prudential Securities Incorporated, Garth H. Greimann, a director of the Company, and certain other affiliates of Third Berkshire Associates, the general partner of Third Berkshire Fund III, A Limited Partnership, the Company is obligated to pay certain expenses incurred by Mr. Greimann in connection with the exercise of rights under the Registration Rights Agreement.

         Pursuant to the Underwriting Agreement entered into by the Company in connection with its initial public offering of Common Stock and the Underwriting Agreement entered into in connection with its secondary public offering of Common Stock in March 1998, the Underwriters thereunder have agreed to indemnify the directors and officers of the Registrant and certain other persons against certain civil liabilities.

         Pursuant to the 1996 Stock Incentive Plan (the "Plan"), in addition to such other rights of indemnification that they may have as directors of the Company or as members of the Compensation Committee of the Board of Directors of the Company (the "Committee"), the members of the Committee shall be indemnified by the Company against the reasonable expenses, including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his or her duties.

Item 8.  Exhibits

Exhibit
Number                        Description

*4.1         Specimen Stock Certificate

  4.2 Applicable provisions of the Articles of Incorporation and Bylaws of the Registrant (incorporated by reference to Exhibits 3.1 and 3.2 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-1086))

    5        Opinion of Arnall Golden & Gregory, LLP

10.1         1996 Stock Incentive Plan

23.1         Consent of KPMG Peat Marwick LLP

23.2         Consent of Arnall Golden & Gregory, LLP (included in Exhibit 5)

23.3         Consent of ERNST & YOUNG Entrepreneurs

---------------------------
* Incorporated by reference to Exhibit of same number of the Registrant's Registration Statement on Form S-1 (Registration No. 333-1086).


Item 9.  Undertakings

         A.       Rule 415 Offering.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the 1933 Act;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           Provided,  however,  that  paragraph  (A.)(1)(i)  and
                  (A.)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in the registration statement.


         (2) That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         B.       Subsequent Documents Incorporated by Reference.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       C.       Indemnification of Officers, Directors and Controlling Persons.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on September 21, 1998.


                  THE PROFIT RECOVERY GROUP
                  INTERNATIONAL, INC.


                  By:  /s/  John M. Cook
                            John M. Cook
                            Chairman of the Board and Chief Executive Officer


KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John M. Cook, Clinton McKellar, Jr. and Donald E. Ellis, Jr. and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might or could do in person, hereby ratifying and confirming all that said attorneys in fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

PRINCIPAL EXECUTIVE, FINANCIAL & ACCOUNTING OFFICERS AND DIRECTORS:

Name                                                 Title                              Date

/s/ John M. Cook                           Chairman of the Board, Chief            September 21, 1998
John M. Cook                               Executive Officer and Director
                                           (Principal Executive Officer)

/s/ Donald E. Ellis, Jr.                   Senior Vice President  - Finance,
Donald E. Ellis, Jr.                       Chief Financial Officer and Treasurer
                                           (Principal Financial Officer)           September 21, 1998

/s/ Michael R. Melton                      Vice President - Finance                September 21, 1998
Michael R. Melton                          (Principal Accounting Officer)

/s/ John M. Toma                           Vice Chairman and Director              September 21, 1998
------------------------------------
John M. Toma

/s/ Michael A. Lustig                      President and Director                  September 21, 1998
------------------------------------
Michael A. Lustig

                       [SIGNATURES CONTINUED ON NEXT PAGE]

                                      II-5





/s/ Stanley B. Cohen                        Director                               September 21, 1998
------------------------------------
Stanley B. Cohen

/s/ Marc S. Eisenberg                       Director                               September 21, 1998
------------------------------------
Marc S. Eisenberg

/s/ Jonathan Golden                         Director                               September 21, 1998
Jonathan Golden

/s/ Garth H. Greimann                       Director                               September 21, 1998
------------------------------------
Garth H. Greimann

/s/ Fred W. I. Lachotzki                    Director                               September 21, 1998
Fred W. I. Lachotzki

/s/ E. James Lowrey                         Director                               September 21, 1998
------------------------------------
E. James Lowery

                                  EXHIBIT INDEX



Exhibit


*4.1              Specimen Stock Certificate

  4.2 Applicable provisions of the Articles of Incorporation and Bylaws of the Registrant (incorporated by reference to Exhibits
                3.1 and 3.2 of the Registrant's Registration Statement on Form S-1 (Registration No. 333-1086))

    5           Opinion of Arnall Golden & Gregory, LLP

10.1            1996 Stock Incentive Plan

23.1            Consent of KPMG Peat Marwick LLP

23.2            Consent of Arnall Golden & Gregory, LLP (included in Exhibit 5)

23.3            Consent of ERNST & YOUNG Entrepreneurs

---------------------------
* Incorporated by reference to Exhibit of same number of the Registrant's Registration Statement on Form S-1 (Registration No. 333-1086).